EXHIBIT 11(ii)

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective
Amendment No. 19 to Registration Statement (No. 33-35827) of The 59 Wall Street Fund, Inc. on behalf of The 59 Wall Street Small Company Fund (one of the series constituting The 59 Wall Street Fund, Inc.) of our report dated
December 12, 1997, relating to U.S. Small Company Portfolio, in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Financial Highlights", appearing in the Prospectus, which is also a part of such Registration Statement.


/S/DELOITTE & TOUCHE
Grand Cayman, Cayman Islands
February 27, 1998